Exhibit 99.1


FOR IMMEDIATE RELEASE               Contact:    William C. McCartney
---------------------                           Chief Financial Officer

                                                Telephone:  (978) 688-1811
                                                Fax:        (978) 688-2976


          WATTS WATER TECHNOLOGIES REPORTS SECOND QUARTER 2004 RESULTS


      North Andover, MA...August 3, 2004. Watts Water Technologies, Inc. (NYSE:
WTS) today announced results for the second quarter ended June 27, 2004 reflecting a sales and net income increase of 23% and 72%, respectively, over the second quarter ended June 29, 2003. For the second quarter of 2004, sales were $212,694,000, an increase of $39,182,000, or 23%, compared to the second quarter of 2003. For the second quarter of 2004, net income was $13,953,000, an increase of $5,847,000, or 72%, compared to the second quarter of 2003. Net income for the second quarter of 2004 and 2003 includes losses from discontinued operations of $72,000 and $574,000, respectively.

       Income from continuing operations for the second quarter of 2004 was $14,025,000, or $0.43 per share, an increase of $5,345,000, or 62%, compared to income from continuing operations for the second quarter of 2003 of $8,680,000, or $0.32 per share. Income from continuing operations for the second quarter of 2004 and 2003 includes costs incurred for our manufacturing restructuring plan of $344,000, or $0.01 per share, and $399,000, or $0.01 per share, respectively.

      The six months ended June 27, 2004 reflect a sales and net income increase of 19% and 70%, respectively, over the six months ended June 29, 2003. For the six months ended 2004, sales were $403,340,000, an increase of $64,136,000, or 19%, compared to the six months ended 2003. Net income for the six months ended 2004, was $24,954,000, an increase of $10,238,000, or 70%, compared to the six months ended June 29, 2003. Net income for the six months ended 2004 and 2003 includes losses from discontinued operations of $95,000 and $2,900,000, respectively.

       Income from continuing operations for the six months ended 2004 was $25,049,000, or $0.77 per share, an increase of $7,433,000, or 42%, compared to income from continuing operations for the six months ended 2003 of $17,616,000, or $0.65 per share. Income from continuing operations for the six months ended 2004 and 2003 includes costs incurred for our manufacturing restructuring plan of $1,068,000, or $0.03 per share, and $676,000, or $0.03 per share, respectively.

      Patrick S. O'Keefe, Chief Executive Officer, commented, "We are pleased with the second quarter results from all three of our geographic segments, North America, Europe and China. Our overall increase in sales was achieved by internal growth, the contribution from acquired companies, and the change in foreign exchange rates. In comparing our sales during the second quarter of 2004 with the second quarter of 2003, our internal growth rate, which was 11%, contributed $19,069,000, the acquisitions of McCoy Enterprises, Inc, TEAM Precision Pipework, Ltd, Flowmatic Systems, Inc., and Giuliani Anello S.r.l. contributed $11,299,000 and the change in foreign exchange rates contributed $3,074,000 due primarily to the strengthening of the euro versus the U.S. dollar. Additionally, due to the adoption of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities-Revised" (FIN 46R) we recorded $5,740,000 of revenue in the second quarter of 2004 as a result of the consolidation of our minority owned subsidiary, Jameco International LLC."

      Mr. O'Keefe continued, "Our North American segment sales for the second quarter of 2004 increased 22% to $144,522,000 compared to $118,162,000 for the second quarter of 2003. This increase in North American sales was due to internal sales growth of $14,300,000, the inclusion of $6,116,0000 in sales from the acquisition of McCoy Enterprises, Inc., acquired on May 21, 2004, and Flowmatic Systems, Inc., acquired on January 5, 2004, the inclusion of $5,740,000 in sales resulting from the consolidation of Jameco International LLC, and $204,000 due to favorable foreign exchange rates associated with the strengthening of the Canadian dollar versus the U.S. dollar."

      Mr. O'Keefe continued, "Internal sales in the North American wholesale market increased by 13% over the second quarter of 2003. This increase was led by increased sales of backflow prevention units, as well as, strength in our plumbing and under-floor radiant heating product lines. Our internal sales into the North American home improvement retail market increased by 11% for the second quarter of 2004 over the second quarter of 2003.

      Mr. O'Keefe continued, "We derived 29% of our total sales for the second quarter of 2004 from Europe. Sales in Europe for the second quarter of 2004 increased $10,752,000, or 21%, compared to the second quarter of 2003. This increase is due to the inclusion of $5,183,000 in sales from the acquisitions of TEAM Precision Pipe Work, Ltd., acquired on April 16, 2004 and Giuliani Anello S.r.l. acquired on July 30, 2003, $2,870,000 due to favorable foreign exchange rates associated with the strengthening of the euro versus the U.S. dollar and internal sales growth of $2,699,000. The internal sales growth is attributable to market share gains in the European wholesale markets."

      Mr. O'Keefe continued, "We are pleased that our China segment was profitable in the second quarter. We are experiencing an improved order entry rate at our TWT joint venture in Tianjin. At our recently established wholly owned facility, also in Tianjin, we were able to absorb all our manufacturing expenses due to improved manufacturing efficiencies and increased production volumes. Also, in the quarter we purchased the 40% equity interest in Shida that had been held by our former joint venture partner, giving us 100% ownership."

      Mr. O'Keefe continued, "For the second quarter of 2004 we recorded a pre-tax charge of approximately $560,000 in cost of goods sold for accelerated depreciation for both the expected closure of a U.S. manufacturing plant and a reduction in the estimated useful lives of certain manufacturing equipment, both part of our cost reduction program. This represents a reduction from the amount recorded in the first quarter of 2004 because we have postponed the expected closure date of a manufacturing facility and extended the estimated useful lives of production equipment due to revised production requirements. Also in this quarter we have incurred and recorded pre-tax charges of approximately $1,400,000 for costs to comply with new accounting and financial controls requirements under the Sarbanes-Oxley Act.

      On January 5, 2004, the Company acquired substantially all of the assets of Flowmatic Systems, Inc. located in Dunnellon, Florida, for approximately $16,700,000 in cash. Flowmatic designs and distributes high quality reverse osmosis components and filtration equipment. Their product lines include stainless steel and plastic housings, filter cartridges, storage tanks, control valves, as well as complete reverse osmosis systems for residential and commercial applications.

      On April 16, 2004, the Company acquired 90% of the stock of TEAM Precision Pipe Work, Ltd., located in Ammanford, West Wales, United Kingdom for approximately $16,500,000 subject to final adjustments, if any, as stipulated in the purchase and sale agreement. TEAM custom designs and manufactures manipulated pipe and hose tubing assemblies, which are utilized in the heating ventilation and air conditioning markets. TEAM is a supplier to major original equipment manufacturers of air conditioning systems and several of the major European automotive air conditioning manufacturers

      On May 21, 2004, the Company acquired McCoy Enterprises, Inc., which we subsequently renamed Orion Enterprises, Inc., located in Kansas City, Kansas, for approximately $27,800,000 in cash. Orion distributes its products under the brand names of Orion, Flo Safe and Laboratory Enterprises. Orion's product lines include a complete line of acid resistant waste products, double containment piping systems, as well as, a line of high purity pipes, fittings and faucets.

      Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss second quarter results for 2004 on Wednesday, August 4, 2004, at 3:00 p.m. Eastern Time. This press release and the live webcast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until August 3, 2005.

      This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies' current views about future results of operations and other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because Watts' actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the following: loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, reductions in the supply of raw materials, increases in the prices of raw materials, economic factors, such as the levels of housing starts and remodeling, impacting the markets where the Company's products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of the Company's manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading "Certain Factors Affecting Future Results" in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission. Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release.

      Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share information)
                                   (Unaudited)

                                                            Second Quarter Ended              Six Months Ended
                                                           June 27,        June 29,        June 27,        June 29,
                                                             2004            2003            2004            2003
                                                         ------------    ------------    ------------    ------------
STATEMENTS OF INCOME

Net sales                                                $    212,694    $    173,512    $    403,340    $    339,204

Income from continuing operations                        $     14,025    $      8,680    $     25,049    $     17,616
Loss from discontinued operations                                 (72)           (574)            (95)         (2,900)
                                                         ------------    ------------    ------------    ------------
Net income                                               $     13,953    $      8,106    $     24,954    $     14,716
                                                         ============    ============    ============    ============

DILUTED EARNINGS PER SHARE

Weighted Average Number of Common Shares & Equivalents         32,726          27,472          32,639          27,352

Earnings per Share:
     Continuing operations                               $       0.43    $       0.32    $       0.77    $       0.65
     Discontinued operations                                       --           (0.02)             --           (0.11)
                                                         ------------    ------------    ------------    ------------
     Net income                                          $       0.43    $       0.30    $       0.77    $       0.54
                                                         ============    ============    ============    ============

Cash dividends per share                                 $       0.07    $       0.06    $       0.14    $       0.12

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (Amounts in thousands, except share information)
                                   (Unaudited)

                                                                             June 27,    December 31,
                                                                               2004          2003
                                                                             ---------    ---------
ASSETS

CURRENT ASSETS:
    Cash and cash equivalents ............................................   $  76,128    $ 149,361
    Trade accounts receivable, less allowance for doubtful accounts of
       $8,681 at June 27, 2004 and $7,772 at December 31, 2003 ...........     162,681      136,064
    Inventories, net:
       Raw materials .....................................................      50,490       41,998
       Work in process ...................................................      24,508       24,348
       Finished goods ....................................................     119,604       90,253
                                                                             ---------    ---------
          Total Inventories ..............................................     194,602      156,599
    Prepaid expenses and other assets ....................................      14,168        8,500
    Deferred income taxes ................................................      23,221       23,552
    Assets held for sale .................................................       1,629        1,938
    Assets of discontinued operations ....................................       8,937        4,460
                                                                             ---------    ---------
       Total Current Assets ..............................................     481,366      480,474
                                                                             ---------    ---------
PROPERTY, PLANT AND EQUIPMENT:
    Property, plant and equipment, at cost ...............................     301,343      284,250
    Accumulated depreciation .............................................    (152,051)    (138,539)
                                                                             ---------    ---------
       Property, plant and equipment, net ................................     149,292      145,711
                                                                             ---------    ---------
OTHER ASSETS:
    Goodwill .............................................................     209,732      184,901
    Other ................................................................      49,567       27,557
                                                                             ---------    ---------
TOTAL ASSETS .............................................................   $ 889,957    $ 838,643
                                                                             =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable .....................................................   $  80,325    $  74,068
    Accrued expenses and other liabilities ...............................      60,421       55,252
    Accrued compensation and benefits ....................................      20,623       18,466
    Current portion of long-term debt ....................................      71,648       13,251
    Liabilities of discontinued operations ...............................      22,446       11,302
                                                                             ---------    ---------
       Total Current Liabilities .........................................     255,463      172,339
                                                                             ---------    ---------
LONG-TERM DEBT, NET OF CURRENT PORTION ...................................     131,483      179,061
DEFERRED INCOME TAXES ....................................................      18,182       15,978
OTHER NONCURRENT LIABILITIES .............................................      24,824       25,588
MINORITY INTEREST ........................................................       6,463        9,286
STOCKHOLDERS' EQUITY:
    Preferred Stock, $.10 par value; 5,000,000 shares authorized;
       no shares issued or outstanding ...................................          --           --
    Class A Common Stock, $.10 par value; 80,000,000 shares authorized;
       1 vote per share; issued and outstanding: 24,828,141 shares at
       June 27, 2004 and 24,459,121 shares at December 31, 2003 ..........       2,483        2,446
    Class B Common Stock, $.10 par value; 25,000,000 shares authorized;
       10 votes per share; issued and outstanding: 7,471,700 shares at
       June 27, 2004 and 7,605,224 shares at December 31, 2003 ...........         747          761
    Additional paid-in capital ...........................................     136,590      132,983
    Deferred compensation ................................................        (783)          --
    Retained earnings ....................................................     306,816      286,396
    Accumulated other comprehensive income ...............................       7,689       13,805
                                                                             ---------    ---------
       Total Stockholders' Equity ........................................     453,542      436,391
                                                                             ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............................   $ 889,957    $ 838,643
                                                                             =========    =========

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share information)
                                   (Unaudited)

                                                                  Second Quarter Ended          Six Months Ended
                                                                ------------------------    ------------------------
                                                                 June 27,      June 29,      June 27,      June 29,
                                                                   2004          2003          2004          2003
                                                                ----------    ----------    ----------    ----------
Net sales ...................................................   $  212,694    $  173,512       403,340    $  339,204
Cost of goods sold ..........................................      136,305       114,947       261,136       224,875
                                                                ----------    ----------    ----------    ----------
    GROSS PROFIT ............................................       76,389        58,565       142,204       114,329
Selling, general & administrative expenses ..................       51,883        42,111        97,864        81,965
Restructuring ...............................................           --           114            --           114
                                                                ----------    ----------    ----------    ----------
    OPERATING INCOME ........................................       24,506        16,340        44,340        32,250
                                                                ----------    ----------    ----------    ----------
Other (income) expense:
    Interest income .........................................         (237)         (267)         (519)         (382)
    Interest expense ........................................        2,784         2,820         5,353         4,904
    Minority interest .......................................          283           (17)         (479)         (152)
    Other ...................................................         (231)          (90)          506           (38)
                                                                ----------    ----------    ----------    ----------
                                                                     2,599         2,446         4,861         4,332
                                                                ----------    ----------    ----------    ----------
     INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES ..       21,907        13,894        39,479        27,918
Provision for income taxes ..................................        7,882         5,214        14,430        10,302
                                                                ----------    ----------    ----------    ----------
    INCOME  FROM CONTINUING OPERATIONS ......................       14,025         8,680        25,049        17,616
Loss from discontinued operations, net of taxes .............          (72)         (574)          (95)       (2,900)
                                                                ----------    ----------    ----------    ----------
    NET INCOME ..............................................   $   13,953    $    8,106        24,954    $   14,716
                                                                ==========    ==========    ==========    ==========
BASIC EPS Income (loss) per share:
    Continuing operations ...................................   $     0.43    $     0.32          0.78    $     0.65
    Discontinued operations .................................           --         (0.02)           --         (0.11)
                                                                ----------    ----------    ----------    ----------
    NET INCOME ..............................................   $     0.43    $     0.30          0.78    $     0.54
                                                                ==========    ==========    ==========    ==========
Weighted average number of shares ...........................       32,265        27,210        32,202        27,139
                                                                ==========    ==========    ==========    ==========
DILUTED EPS Income (loss) per share:
    Continuing operations ...................................   $     0.43    $     0.32          0.77    $     0.65
    Discontinued operations .................................           --         (0.02)           --         (0.11)
                                                                ----------    ----------    ----------    ----------
    NET INCOME ..............................................   $     0.43    $     0.30          0.77    $     0.54
                                                                ==========    ==========    ==========    ==========
Weighted average number of shares ...........................       32,726        27,472        32,639        27,352
                                                                ==========    ==========    ==========    ==========
     Dividends per share ....................................   $     0.07    $     0.06          0.14    $     0.12
                                                                ==========    ==========    ==========    ==========